Exhibit 10.25

EMPLOYMENT AGREEMENT 1.4

THIS EMPLOYMENT AGREEMENT (the "Agreement"), dated January __, 2007

By and Between:

MAGNITUDE INFORMATION SYSTEMS, INC., a Delaware corporation (the "Company" or the "Employer"),

AND

___________________________, an individual having an address at _____________________________________and one of three (3) shareholders of Kiwibox Media, Inc. ("Executive")

WHEREAS, the Company desires to hire the Executive and employ him in the position of Executive Officer; and

WHEREAS, Executive has agreed to serve as the Company's Executive Officer , pursuant to the terms and conditions set forth herein.

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company hereby agree as follows:

ARTICLE 1

EMPLOYMENT

1.1 Employer hereby hires the Executive as the Executive Officer of the Company and Executive hereby affirms and accepts such positions and employment by Employer for the Term (as defined in Article 3 below), upon the terms and conditions set forth herein.

1.2 The Employer shall utilize its best efforts to cause its Board of Directors to appoint one of the three Kiwibox Shareholders as a member of the Employer's Board of Directors throughout the Term.

ARTICLE 2

DUTIES

During the Term, Executive shall serve Employer faithfully, diligently and to the best of his ability, under the direction and supervision of the Board of Directors of Employer ("Board of Directors") and shall use his best efforts to promote the interests and goodwill of Employer and any affiliates, successors, assigns, parent corporations, subsidiaries, and/or future purchasers of Employer. Executive shall render such services during the Term at Employer's principal place of business or at such other place of business as may be determined by the Board of Directors, as Employer may from time to time reasonably require of him, and shall devote all of his business time to the performance thereof. Executive shall have those duties and powers as generally pertain to each of the offices of which he holds, as the case may be, subject to the control of the Board of Directors. Employer and Executive also agree that Employer shall utilize its best efforts to have its Board of Directors appoint one of the three Kiwibox Shareholders to be a member of the Employer's Board of Directors during the Term.

ARTICLE 3

TERM

The term of this Agreement (the "Term") shall commence on the date hereof (the "Effective Date"), and continue thereafter for a term of two (2) years, as may be extended or earlier terminated pursuant to the terms and conditions of this Agreement. The Term is renewable upon the agreement of the parties hereto.

ARTICLE 4

COMPENSATION

4.1 Salary and Equity Compensation

(a) In consideration of Executive's services to Employer, Employer shall pay to Executive an annual base salary (the "Base Salary") of One Hundred Fifty Thousand Dollars ($150,000.00), payable in equal installments at the end of each regular payroll accounting period as established by Employer, or in such other installments upon which the parties hereto shall mutually agree, and in accordance with Employer's usual payroll procedures, but no less frequently than monthly.

(b) In addition to the Base Salary, Employer shall pay to Executive an annual bonus, based upon the attainment of certain business goals (the “Performance Bonus”), equal to (i) $100,000 in the event the Kiwi Business has received no less than an average 215,000 Unique Visitors during either the 10th, 11th or 12th month of the first year of the term or $316,000 in gross revenues within the 12 moth period following the Effective Date, or (ii) $50,000 in the event the Kiwi Business has received at least an average 175,000 but less than an average 215,000 Unique Visitors during either the 10th, 11th or 12th month of the first year of the term or at least $237,000 in gross revenues but less than $316,000 within the 12 moth period following the Effective Date, and: (x) $100,000 in the event the Kiwi Business has received no less than an average 550,000 Unique Visitors during either the 22nd, 23rd or 24th month of the second year of the term or $1,961,000 in gross revenues within the 12 moth period following the first anniversary of the Effective Date, or (ii) $50,000 in the event the Kiwi Business has received at least an average 415,000 but less than an average 550,000 Unique Visitors during either the 22nd, 23rd or 24th month of the second year of the term or at least $1,500,000 in gross revenues but less than $1,961,000 within the 12 moth period following the first anniversary of the Effective Date.

(c) In addition to the Base Salary and Executive’s right to earn the Performance Bonus, Employer shall issue to Executive a Stock Option to purchase 7,500,000 shares of the Employer's common stock, at an exercise price equal to Employer's common stock fair market value as of the date of this Agreement (the "Stock Option"). The Stock Option shall vest (i.e., become exercisable) in three installments, as follows: One half of the Stock Options shall vest on the first anniversary date of the Effective Date; an additional quarter of the Stock Option shall vest on each of the 18th month and second anniversaries of the Effective Date. Executive must be continuously a full-time employee of the Company through the time he exercises part or all of the Stock Option, except, however, in the event this Agreement is terminated by the Executive for a Good Reason, as defined in Article 10.1 and 10.2 below, or by the Employer without Cause, as defined in Article 10.3 below, in which cases the Stock Option shall immediately and fully vest upon such termination provided further that the events surrounding any such termination have not been the subject of any claim, proceeding or lawsuit by either the Executive or the Company in which further case the Stock Option shall only vest upon final adjudication, determining that such termination was a valid termination by the Executive for Good Reason or by the Employer without Cause pursuant to the applicable above referenced articles of this Agreement. The Stock Option shall be deemed a non-qualified stock option (i.e., not an ISO).

(d ) In addition to the Base Salary, the Stock Option and the Executive’s right to earn the Performance Bonus, Employer shall issue to Executive a second Stock Option to purchase 3,000,000 shares of the Employer's common stock, at an exercise price equal to the “Market Price” of the Company’s publicly traded common shares. “Market Price” means the average sales price of a Company Common Share for the twenty (20) trading days immediately preceding the date of this Agreement as recorded by the Electronic Bulletin Board, over-the-counter market, and which shall vest based upon the attainment of certain business goals (the "Performance Stock Option"). The Performance Stock Option shall vest (i.e., become exercisable) in two installments: 1,500,000 upon the first anniversary of the Effective Date, provided that the Kiwi Business has received no less than an average 215,000 Unique Visitors during either the 10th, 11th or 12th month of the first year of the term or $316,000 in gross revenues within the 12 month period following the first anniversary of the Effective Date, and; one half upon the second anniversary date of the Effective Date, provided that the Kiwi Business has received at least an average 550,000 Unique Visitors during either the 22nd, 23rd or 24th month of the second year of the term or $1,961,000 in gross revenues within the 12 month period following the first anniversary of the Effective Date. Executive must be continuously a full-time employee of the Company through the time he exercises part or all of the Performance Stock Option, except, however, in the event this Agreement is terminated by the Executive for a Good Reason, as defined in Article 10.1 and 10.2 below, or by the Employer without Cause, as defined in Article 10.3 below, in which cases the Performance Stock Option shall immediately and fully vest upon such termination provided further that the events surrounding any such termination have not been the subject of any claim, proceeding or lawsuit by either the Executive or the Company in which further case the Performance Stock Option shall only vest upon final adjudication, determining that such termination was a valid termination by the Executive for Good Reason or by the Employer without Cause pursuant to the applicable above referenced articles of this Agreement. The Performance Stock Option shall be deemed a non-qualified stock option (i.e., not an ISO). A "Unique Visitor" is a person who visits a Kiwibox website during any month during the term of this Agreement.

(e) Executive hereby acknowledges that the Stock Option, the performance Stock Option and the shares issuable upon the exercise thereof shall be "restricted securities" as such term is defined under Rule 144, unless and until an effective registration covering these shares takes place, promulgated under the Securities Act of 1933, as amended (the "1933 Act"); that the Executive hereby represents that he shall accept such compensation and has no present intent to distribute or transfer such securities; that such securities shall bear the appropriate restrictive legend providing that they may not be transferred except pursuant to the registration requirements of the 1933 Act or pursuant to exemptions therefrom, and; the Executive further acknowledges that he may be required to hold such securities for an indeterminable amount of time.

Benefits

4.2 Executive shall be entitled to participate in all medical and other executive benefit plans, including four (4) weeks vacation, sick leave, retirement accounts and other executive benefits provided by Employer to any of the other senior officers of the Employer on terms and conditions no less favorable than those offered to such senior officers. Such participation shall be subject to the terms of the applicable plan documents and Employer's generally applicable policies.

4.3 Expense Reimbursement

Employer shall reimburse Executive for reasonable and necessary expenses incurred by him on behalf of Employer in the performance of his duties hereunder during the Term, including any and all travel and entertainment expenses related to the Employer's business in accordance with Employer's then customary policies, provided that such expenses are adequately documented.

ARTICLE 5

OTHER EMPLOYMENT

During the Term, Executive shall devote all of his business and professional time and effort, attention, knowledge, and skill to the management, supervision and direction of Employer's business and affairs as Executive's highest professional priority. Employer shall be entitled to all benefits, profits or other remuneration arising from or incidental to all work, services and advice performed or provided by Executive. Nothing in this Agreement shall preclude Executive from:

(a) serving as a director or member of a committee of any organization or corporation involving no conflict of interest with the interests of Employer, provided that Executive must obtain the prior written approval of the independent members of the Board;

(b) serving as a consultant in his area of expertise (in areas other than in connection with the business of Employer), to government, industrial, and academic panels provided that only de minimis time shall be devoted thereto and Executive must obtain the prior written approval of the independent members of the Board of Employer and where it does not conflict with the interests of Employer, provided that such written consent shall not be unreasonably withheld, delayed or conditioned; and

(c) managing his personal investments or engaging in any other non-competing business; provided that such activities do not materially interfere with the regular performance of his duties and responsibilities under this Agreement.

ARTICLE 6

CONFIDENTIAL INFORMATION/INVENTIONS

Confidential Information

6.1 Executive shall not, in any manner, for any reasons, either directly or indirectly, divulge or communicate to any person, firm or corporation, any confidential information concerning any matters not generally known in the website industry (the "Website Industry") or otherwise made public by Employer which affects or relates to Employer's business, finances, marketing and/or operations, research, development, inventions, products, designs, plans, procedures, or other data (collectively, "Confidential Information") except in the ordinary course of business or as required by applicable law. Without regard to whether any item of Confidential Information is deemed or considered confidential, material, or important, the parties hereto stipulate that as between them, to the extent such item is not generally known in the Website Industry, such item is important, material, and confidential and affects the successful conduct of Employer's business and goodwill, and that any breach of the terms of this Section 6.1 shall be a material and incurable breach of this Agreement. Confidential Information shall not include: information in the public domain other than because of a breach of this Agreement.

Documents

6.2 Executive further agrees that all documents and materials furnished to Executive by Employer and relating to Employer's business or prospective business are and shall remain the exclusive property of Employer. Executive shall deliver all such documents and materials, and all copies thereof and extracts therefrom, to Employer upon demand therefor and in any event upon expiration or earlier termination of this Agreement.

Inventions and Intellectual Property

6.3 All ideas, inventions, and other developments or improvements conceived or reduced to practice by Executive, alone or with others, during the Term of this Agreement, whether or not during working hours, that are within the scope of the business of Employer or that relate to or result from any of Employer's work or projects or the services provided by Executive to Employer pursuant to this Agreement, shall be the exclusive property of Employer. Executive agrees to assist Employer, at Employer's expense, to obtain patents and copyrights on any such ideas, inventions, writings, and other developments, and agrees to execute all documents necessary to obtain such patents and copyrights in the name of Employer. Exhibit A attached to and incorporated by reference into this Agreement is a list of assets owned by the Kiwibox Shareholders, are not related to the business of Kiwicox Media, Inc. and which are not within the scope of this Article 6.3

Disclosure

6.4 During the Term, Executive will promptly disclose to the Board of Directors full information concerning any interest, direct or indirect, of Executive (as owner, shareholder, partner, lender or other investor, director, officer, executive, consultant or otherwise) or any member of his immediate family in any business that is reasonably known to Executive to purchase or otherwise obtain services or products from, or to sell or otherwise provide services or products to, Employer or any of their suppliers or customers.

ARTICLE 7

COVENANT NOT TO COMPETE

7.1 No Competitive Activities. Except as expressly permitted in Article 5 above, during the Term, Executive shall not engage in any activates that are competitive with the actual or prospective business of the Company, including without limitation: (a) engaging directly or indirectly in any business substantially similar to any business or activity engaged in (or proposed to be engaged in) by Employer, including and not limited to business that relates to the Website Industry; (b) engaging directly or indirectly in any business or activity competitive with any business or activity engaged in (or proposed to be engaged in) by Employer; (c) soliciting or taking away any executive, employee, agent, representative, contractor, supplier, vendor, customer, franchisee, lender or investor of Employer, or attempting to so solicit or take away; (d) interfering with any contractual or other relationship between Employer and any executive, employee, agent, representative, contractor, supplier, vendor, customer, franchisee, lender or investor; or (e) using, for the benefit of any person or entity other than Employer any Confidential Information of Employer.

7.2 The foregoing covenant prohibiting competitive activities shall survive the termination of this Agreement, and shall extend, and shall remain enforceable against Executive, for the period of two (2) years following the date this Agreement is terminated. In addition, during the two-year period following such expiration or earlier termination, neither Executive nor Employer shall make or permit the making of any negative statement of any kind concerning Employer or their affiliates, or their directors, officers or agents or Executive.

ARTICLE 8

SURVIVAL

Except as otherwise provided, Executive agrees that the provisions of Articles 6, 7, 8 and 9 shall survive expiration or earlier termination of this Agreement for any reasons whether voluntary or involuntary, with or without Cause, and shall remain in full force and effect thereafter.

ARTICLE 9

INJUNCTIVE RELIEF

Executive acknowledges and agrees that the covenants and obligations of Executive set forth in Articles 6 and 7 with respect to non-competition, non-solicitation, confidentiality and Employer's property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause Employer irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that if Executive breaches this Agreement than Employer shall be entitled to apply for an injunction, restraining order or such other equitable relief as a court of competent jurisdiction as limited by Section 13.3 may deem necessary or appropriate to restrain Executive from committing any violation of the covenants and obligations referred to in this Article 9. Executive shall have the right to appeal from such injunction or order and to seek reconsideration. These injunctive remedies are cumulative and in addition to any other rights and remedies Employer may have at law or in equity.

ARTICLE 10

TERMINATION

Termination by Executive

10.1 Executive may terminate this Agreement for Good Reason at any time upon 30 days' written notice to Employer, provided the Good Reason has not been cured within such period of time. In addition, Executive may terminate this agreement anytime, upon providing a 60 days' written notice.

Good Reason

10.2 In this Agreement, "Good Reason" means, without Executive's prior written consent, the occurrence of any of the following events, unless Employer shall have fully cured all grounds for such termination within thirty (30) days after Executive gives notice thereof:

(i) any reduction in his then-current Salary or benefits, other than in connection with a percentage pay cut that is applicable to all senior executives and which is the same percentage for all such persons or in connection with a general reduction in benefits;

(ii) any material failure to timely grant, or timely honor, the Stock Option set forth in Article 4.1;

(iii) failure to pay or provide required expenses;

(iv) Any diminution in authority or responsibility to a non-executive position;

The written notice given for Good Reason by Executive to Employer shall specify in reasonable detail the cause for termination, and such termination notice shall not be effective until thirty (30) days after Employer's receipt of such notice, during which time Employer shall have the right to respond to Executive's notice and cure the breach or other event giving rise to the termination.

Termination by Employer

10.3 Employer may terminate its employment of Executive under this Agreement with or without Cause at any time by written notice to Executive. For purposes of this Agreement, the term Cause for termination by Employer shall be (a) a conviction of or plea of guilty or nolo contendere by Executive to a felony, or any crime involving fraud, securities laws violations, embezzlement or moral turpitude; (b) the refusal by Executive to perform his material duties and obligations hereunder or to follow the proper instructions of the Board of Directors; (c) Executive's willful or intentional misconduct in the performance of his duties and obligations; (d) conduct that is known or that should have been known by Executive to be detrimental to the best interests of the Company, as determined by the independent members of the board; (e) if Executive or any member of his family makes any personal profit arising out of or in connection with a transaction to which Employer is a party or with which it is associated without making disclosure to and obtaining the prior written consent of the independent members of the Board; or (f) the entry by the Securities and Exchange Commission or a self-regulatory organization of a consent decree relating to a securities law violation by Executive. The written notice given hereunder by Employer to Executive shall specify that it is without Cause or if it is with Cause shall specify in reasonable detail the cause for termination. For purposes of this Agreement, "family" shall mean "immediate family" as defined in the rules of the Securities and Exchange Commission. In the case of a termination for the causes described in (a), (d) and (e) above, such termination shall be effective upon receipt of the written notice. In the case of the causes described in (b) and (c) above, such termination notice shall not be effective until thirty (30) days after Executive's receipt of such notice, during which time Executive shall have the right to respond to Employer's notice and cure (if curable) the breach or other event giving rise to the termination. In the case of termination without Cause, such termination notice shall not be effective until thirty (30) days after Executive's receipt of such notice.

Severance

10.4 Upon a termination of this Agreement with Good Reason by Executive or without cause by Employer, Employer shall pay to Executive all accrued and unpaid compensation and expense reimbursement, as of the date of such termination and the "Severance Payment." The Severance Payment shall be payable in a lump sum, subject to Employer's statutory and customary withholdings. The Severance Payment shall be paid by Employer within thirty (30) business days of the expiration of any applicable cure period. The "Severance Payment" shall equal the total amount of the Salary payable to Executive under Section 4.1 of this Agreement for a period of one (1) year.

Termination Upon Death

10.5 If Executive dies during the Term , this Agreement shall terminate, except that Executive's legal representatives shall be entitled to receive any earned but unpaid compensation or expense reimbursement due hereunder through the date of death.

Termination Upon Disability

10.6 If, during the Term , Executive suffers and continues to suffer from a "Disability" (as defined below), then Employer may terminate this Agreement by delivering to Executive ten (10) calendar days' prior written notice of termination based on such Disability, setting forth with specificity the nature of such Disability and the determination of Disability by Employer. For purposes hereof, "Disability" means "permanent and total disability" as defined in Section 22(e)(3) of the Internal Revenue Code. Upon any such termination for Disability, Executive shall be entitled to receive any earned but unpaid compensation or expense reimbursement due hereunder through the date of termination and the Severance Payment.

ARTICLE 11

PERSONNEL POLICIES, CONDITIONS, AND BENEFITS

Except as otherwise provided herein, Executive's employment shall be subject to the personnel policies and benefit plans which apply generally to Employer's Executives as the same may be interpreted, adopted, revised or deleted from time to time, during the Term of this Agreement, by Employer in its sole discretion. During the Term hereof, Executive shall be entitled to vacation during each year of the Term at the rate of four (4) weeks per year. Within 30 days after the end of each year of the Term, Employer shall elect to (a) carry over and allow Executive the right to use any accrued and unused vacation of Executive, or (ii) pay Executive for such vacation in a lump sum in accordance with its standard payroll practices. Executive shall take such vacation at a time approved in advance by the Board of Directors of Employer, which approval will not be unreasonably withheld but will take into account the staffing requirements of Employer and the need for the timely performance of Executive's responsibilities.

ARTICLE 12

BENEFICIARIES OF AGREEMENT

This Agreement shall inure to the benefit of the parties hereto, their respective heirs, successors and permitted assigns.

ARTICLE 13

GENERAL PROVISIONS

No Waiver

13.1 No failure by either party to declare a default based on any breach by the other party of any provisions of this Agreement, nor failure of such party to act quickly with regard thereto, shall be considered to be a waiver of any such breach, or of any future breach.

Modification

13.2 No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the parties to be charged therewith.

Submission to Jurisdiction; Consent to Service of Process.

13.3 Submission to Jurisdiction; Consent to Service of Process. This Agreement shall be governed in all respects, by the laws of the State of New York, including validity, interpretation and effect, without regard to principles of conflicts of law. The parties hereto irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts in the State of New Jersey or in the State of New York for any lawsuits, actions or other proceedings arising out of or related to this Agreement and agree not to commence any lawsuit, action or other proceeding except in such courts. The parties hereto further agree that service of process, summons, notice or document by mail to their addresses set forth above shall be effective service of process for any lawsuit, action or other proceeding brought against them in any such court. The parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any lawsuit, action or other proceeding arising out of or related to this Agreement in such courts, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such lawsuit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Entire Agreement

13.4 This Agreement embodies the whole agreement between the parties hereto regarding the subject matter hereof and there are no inducements, promises, terms, conditions, or obligations made or entered into by Employer or Executive other than contained herein.

Severability

13.5 In the event a court of competent jurisdiction determines that a term or provisions contained in this Agreement is overly broad in scope, time geographical location or otherwise, the parties hereto authorize such Court to modify and reduce any such term or provision deemed overly broad in scope, time, geographic location or otherwise so that it complies with then applicable law.

Headings

13.6 The headings contained herein are for the convenience of reference and are not to be used in interpreting this Agreement.

Independent Legal Advice

13.7 Employer and Executive each acknowledge that he or it has obtained legal advice concerning this Agreement.

No Assignment

13.8 No party may pledge or encumber its respective interests in this Agreement nor assign any of its rights or duties under this Agreement without the prior written consent of the other party.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

EMPLOYER:
MAGNITUDE INFORMATION SYSTEMS, INC.

By:
Edward Marney
Title:	President
EXECUTIVE:

By:
Name: